Exhibit 10.2

KRATON POLYMERS LLC

PERSONAL AND CONFIDENTIAL

BY FAX; E-MAIL; OR

BY REGISTERED MAIL

RETURN RECEIPT REQUESTED

April 26, 2004

Mr. Gary M. Spitz

225 Warrenton Drive

Houston, Texas 77024

Dear Gary:

Reference is made to the employment agreement between you and KRATON Polymers LLC (the “Company”), dated March 1, 2001 (the “Employment Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Employment Agreement.

In connection with your separation from the Company, this letter (this “Separation Agreement”) will confirm the agreement between you and the Company regarding your separation of employment. The parties agree that your separation will be treated as a termination without Cause under the Employment Agreement.

1.

You hereby agree to remain employed with the Company as Chief Financial Officer, with such duties and authority commensurate with that position as determined from time to time by the Company’s Board of Directors, until June 30, 2004, or such earlier or later date that is mutually agreed to by you and the Company. You will resign from your positions as an officer and employee of the Company and all other direct and indirect subsidiaries and affiliates of the Company as of June 30, 2004 (or such other earlier or later date that is mutually agreed to by you and the Company) (June 30, 2004 or such other date, the “Separation Date”).

2.	From the date hereof until the Separation Date (i) the Company shall continue to pay you your Base Salary in accordance with the Company’s usual payment practices, (ii) you will continue to be eligible to participate in the Company’s Employee Benefits (other than bonus, incentive or severance benefits) on the same basis as is made available to other senior executives of the Company in accordance with the applicable terms thereof, (iii) the Company shall reimburse you for reasonable business expenses incurred by you in the performance of your duties to the Company in accordance with Company policies and (iv) you will continue to enjoy free parking at the Company’s headquarters in Houston.

3.	With the exception of the portion of the last sentence of section 8(c) relating to indemnification and director and officer insurance coverage and Section 12(k) of the Employment Agreement (the “Indemnification Clauses”) and sections 9, 10, and 11 of the Employment Agreement which shall continue in full force and effect (as amended herein), the Employment Agreement is hereby terminated and, except as set forth below, no benefits shall be paid thereunder.

4.	Under the Indemnification Clauses, your rights to indemnification and director and officer insurance coverage shall survive the termination of the Employment Agreement and this Separation Agreement in accordance with the terms of such clauses.

5.	Subject to this Separation Agreement becoming effective and in consideration of you executing the release attached hereto as Appendix A (the “Release”) within twenty-one days immediately following the Separation Date, and in consideration of the representations and agreements set forth therein and herein, the Company agrees to pay to you severance compensation as follows:

(a)	Accrued Rights as of the Separation Date, payable as soon as practicable (but in no event later than ten (10) business days) after the Separation Date.

(b)	A lump sum payment in cash equal to your Base Salary of $300,000, payable as soon as practicable (but in no event later than five (5) business days) after the seventh day following your execution of the Release (such seventh day, the “Final Release Effective Date”).

(c)

In consideration of your execution of the Release, (i) a lump sum payment in cash of $147,400 which is in full and final settlement of any and all amounts that may be due to you, including, without limitation, with respect to any bonus for fiscal year 2003 and any bonuses payable in connection with the sale of the Company on December 23, 2003, payable as soon as practicable (but in no event later than five (5) business days) following the Final Release Effective Date and (ii) payment for reasonable attorneys’ fees incurred in negotiating this Separation Agreement and fees for outplacement services at a combined cost not to exceed an aggregate amount of $15,000, whether such fees are incurred prior to or following the Separation Date; provided that, if such fees (or a portion thereof) become due and payable prior to the Separation Date and an invoice for such fees is provided by your attorneys and/or outplacement service provider to the Company prior to the Separation Date in accordance with the Company’s policies, the Company will pay the fees set forth in such invoice as soon as practicable following receipt of the invoice. Such payments shall be made directly to your attorneys and outplacement service provider.

(d)	All payments made under paragraph 5 of this Separation Agreement shall be made subject to any applicable tax withholding.

(e)	After you are no longer eligible to participate in the Company’s Employee Benefits described in section 2 of this Separation Agreement, you shall be entitled at your option to continue thereafter your enrollment under any such plan at your expense for as long as allowed by law (currently eighteen (18) months) from the Separation Date, under, and in accordance with the applicable provisions of, COBRA, Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. §§ 1161 et seq.).

(f)	Notwithstanding anything in this Separation Agreement to the contrary, in the event that you take any action in material contravention of the covenants contained in sections 9, 10, and 11 of the Employment Agreement (as amended herein), or in material violation of the terms of this Separation Agreement, you will immediately forfeit your right to any payments (other than the Accrued Rights) under paragraph 3 of this Separation Agreement to the extent not theretofore paid to you and, if already made as of the time of action or violation, you agree that you will reimburse the Company immediately, for the amount of such payment.

6.

You hereby agree not to take any action or to make any statement, written or oral, that materially disparages the business or management of the Company or any Related Persons (as defined in the Release). The Company hereby agrees that it will use its reasonable efforts to ensure that the members of the Board of Directors of the Company and its senior executive officers shall not take any action to make any statement, written or oral that materially disparages or materially injures your reputation. The Company acknowledges that neither the Company nor any of its senior executive officers or members of its Board of Directors are aware of any claims or causes of action arising on or prior to the date of this Separation Agreement against you arising from your employment relationship with the Company.

7.	You agree that, for good and valuable consideration set forth herein, (i) the lead-in language to section 9(a) of the Employment Agreement is hereby deleted and replaced with the following: “Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its subsidiaries (the “Company Group”) and accordingly agrees as follows:”; (ii) the proviso in section 9(a)(3) of the Employment Agreement following clause (iii) of such section is hereby deleted and replaced by the following: “provided that for purposes of this section 9(a)(3) only, the term “Company and its subsidiaries” shall not include any subsidiary or division of the Company and its subsidiaries, the value of which is excluded for purposes of determining distributions of cash and allocations of taxable income with respect to, or the value of, the membership units that Executive received in connection with his rollover investment in the Company”; (iii) the phrase “and that have a material harm on the Company or its affiliates or that are of material value to the Company or its affiliates” is hereby added to the second sentence of Section 10(a) immediately preceding the phrase “provided that the foregoing shall not apply to information which is not unique to the Company”; and (iv) each reference to “Ripplewood Holdings” in sections 9, 10 and 11 of the Employment Agreement is hereby replaced by “the Company Group.”

8.	If you do not execute the Release within twenty-one days immediately following the Separation Date, or if you revoke the release prior to the Final Release Effective Date, this Separation Agreement will be null and void and no benefits will be paid or available to you hereunder other than the Accrued Rights and the severance payments described in Section 8(c) of the Employment Agreement.

9.	The terms in this Separation Agreement, the Release, the Indemnification Clauses and sections 9, 10 and 11 of the Employment Agreement (as amended herein) constitute the entire agreement between you and the Company with respect to the subject matter herein and may not be altered or modified other than in a writing signed by you and the Company. You represent that in executing this Separation Agreement you do not rely and have not relied upon any representation or statement not set forth herein made by the Company or any of its agents, representatives, attorneys or any Related Persons with respect to the subject matter, basis or effect of this Separation Agreement, or otherwise.

10.	This Separation Agreement will be governed by the laws of the State of New York, without reference to its choice of law rules. This Separation Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. This Separation Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument.

11.	You acknowledge that this Separation Agreement constitutes an adequate Notice of Termination (as defined in the Employment Agreement) for all purposes under the Employment Agreement and that your employment shall be terminated as of the Separation Date.

If this letter correctly sets forth our understanding, please so signify by signing and dating the enclosed copy of this letter and returning it to me.

Very truly yours,

KRATON Polymers LLC

By:	/s/ STEPHEN M WOOD
Name:	Stephen M Wood
Title:	Chief Executive Officer

AGREED TO AND ACCEPTED:

/s/ GARY M. SPITZ
GARY M. SPITZ

Dated: April 26, 2004

Appendix A

GENERAL RELEASE

WHEREAS, this GENERAL RELEASE (“RELEASE”) is made by and between Gary M. Spitz (“Executive”), and KRATON POLYMERS LLC (the “Company”);

WHEREAS, Executive’s employment with the Company will come to an end effective [                    ] (the “Separation Date”);

WHEREAS, Executive and the Company were parties to an employment agreement dated March 1, 2001 (the “Employment Agreement”) which was terminated as to all but the portion of the last sentence of section 8(c) relating to indemnification and director and officer insurance coverage and Section 12(k) (the “Indemnification Clauses”) and sections 9, 10, and 11 of such agreement on April 26, 2004;

WHEREAS, Executive and the Company are parties to a letter agreement dated April 26, 2004 (the “Separation Agreement”);

WHEREAS, pursuant to the Separation Agreement, the Company desires Executive to execute the Release within twenty-one days following the Separation Date;

WHEREAS, it being the desire of the parties, for good and valuable consideration outlined in the Separation Agreement, to resolve all areas of actual and potential claims and disputes, known or unknown, arising out of Executive’s employment and separation from employment with the Company, and to settle any obligations of the Company to the Executive under the Employment Agreement, all in accordance with the terms outlined in the Separation Agreement;

NOW, THEREFORE, in consideration of the mutual promises and obligations recited in the Separation Agreement:

1.

Executive, his heirs, successors, and assigns, hereby knowingly and voluntarily remise, release and forever discharge the Company, its subsidiaries and affiliates, its and their respective officers, directors, partners, shareholders, employees, successors and assigns (collectively, the “Related Persons”), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Executive has ever had, now has, or may hereafter claim to have against the Company or any Related Persons by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time Executive signs this Release. This Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that Executive may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1967, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, V.T.C.A. Labor Code 21.015(1), each as amended, and any other Texas law, and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Related Persons and Executive, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Executive’s employment, or the termination of Executive’s employment, with the Company, and all Claims for alleged tortious, defamatory or fraudulent conduct. Executive also hereby waives any Claim for reinstatement, severance pay, attorney’s fees, or costs, except as otherwise expressly set forth in the Separation Agreement. By signing this Release, Executive agrees and represents that he will not be entitled to any personal recovery in any action or proceeding that may be commenced on his behalf arising out of any of the matters that are the subject of the Release, including but not limited to claims brought by the Equal Employment Opportunity Commission; provided, however, that nothing in this Release shall prevent Executive from seeking to enforce his rights under the Separation Agreement. Notwithstanding the foregoing, nothing in this Release shall affect or impair any rights Executive has or may have, if any, to indemnification for attorneys’ fees, costs and/or expenses, damages, and/or losses and director and officer insurance coverage pursuant to Indemnification Clauses of the Employment Agreement, or any applicable statute, the Certificate of Incorporation and By-Laws of the Company, its affiliates or subsidiaries, nor does Executive release, waive or lose any rights that Executive has as a former employee under the Company’s qualified retirement plans nor any claims he may have related to the Company’s breach of the Separation Agreement.

2.	Executive represents that he has not filed against the Company or any of the Company’s subsidiaries, affiliates or any Related Persons, any complaints, charges or law suits arising out of his employment by the Company, or any other matter arising on or prior to the date hereof. Executive covenants and agrees that he will not seek recovery against the Company or any of its subsidiaries, affiliates or any Related Person arising out of any of the matters set forth in this paragraph or any of the matters that are the subject of paragraph 1 hereof.

3.	The Company advises Executive to consult with an attorney of his choosing prior to signing this Release. Executive confirms that he has the right and has been given the opportunity to review this Release with an attorney of his choice. Executive also understands and agrees that the Company is under no obligation to offer Executive all of the severance compensation set forth in the Separation Agreement and that he is under no obligation to consent to this Release and the representations and agreements set forth herein, and that he has entered into this Release freely and voluntarily.

4.	Executive may have twenty-one days to consider the terms of this Release. Furthermore, once Executive has signed this agreement, Executive has seven additional days from the date he signs it to revoke his consent. To revoke this agreement Executive must communicate his decision to do so in writing to Steve Wood, (700 Milam, Suite 13000, Houston, TX 77002; Tel: (832) 204-5436) within the seven day period. This Release will not become effective until seven days after the date Executive has signed it, as indicated on the last page hereof.

IN WITNESS WHEREOF, Executive has executed this RELEASE as his free act and deed this                      day of                     , 2004.

GARY M. SPITZ

On this                      day of                              2004,                                               personally appeared before me and has executed this RELEASE as his free act and deed.

Notary Public
My Commission Expires: